Exhibit 99.1

www.CellTherapeutics.com

Cell Therapeutics Acquires Exclusive Marketing and Co-Development Rights in the Americas to Chroma Therapeutics’ Tosedostat, a First in Class Tumor Selective Oral Therapy for Treatment of Blood Related and Other Cancers

•	Phase III Pivotal Trial in Acute Myeloid Leukemia Expected to Start in Q4 2011

•	Provides Potential Portfolio and Commercial Synergies with Pixantrone

•	Conference Call and Webcast to be Held on Monday, March 14, 2011 at 8:30 AM Eastern time/1:30 PM Central European time/5:30 AM Pacific time

March 14, 2011 Seattle and Oxford, UK—Cell Therapeutics, Inc. (“CTI”) (NASDAQ and MTA: CTIC) and Chroma Therapeutics Ltd. (“Chroma”) announced today that the companies have entered into a co-development and license agreement providing CTI with exclusive marketing and co-development rights to Chroma’s drug candidate tosedostat in North, Central and South America. Tosedostat is an oral, aminopeptidase inhibitor that has demonstrated significant anti-tumor responses in blood related cancers and solid tumors in phase I-II clinical trials. CTI, in collaboration with Chroma, expects to commence a phase III clinical study in the United States and Europe in elderly patients with relapsed or refractory acute myeloid leukemia (“AML”) for potential approval by the U.S. Food and Drug Administration (“FDA”) and the European Medicines Agency (“EMA”). The FDA and the EMA have granted tosedostat orphan drug status for AML.

Pursuant to the terms of the agreement, CTI will make an upfront payment of $5 million and a milestone payment of $5 million when the AML pivotal trial is initiated, which is expected to occur in the fourth quarter of 2011. The agreement also includes customary development-based milestone payments related to AML, myelodysplastic syndrome (“MDS”) and certain other indications, as well as royalties on net sales in CTI’s territories. CTI will oversee development operations and commercialization activities in its territories and Chroma will oversee development operations and commercialization activities in the rest of the world.

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206

Subject to a funding cap of $50 million for the first three years, CTI will be responsible for 75% of development costs and Chroma will be responsible for 25% of development costs.

“Tosedostat, similar to drugs like bortezomib and lenalidomide, represents a departure from conventional cytotoxic chemotherapy toward more tumor selective targeted therapy that interferes with cellular pathways necessary for tumor survival,” commented James A. Bianco, M.D., CEO of CTI. “In initial clinical studies, tosedostat was well-tolerated, given orally once a day and produced encouraging response rates in difficult to treat patients with acute leukemia and a variety of blood related cancers. We are excited to add tosedostat to our late-stage product pipeline alongside pixantrone as we continue with our strategy of building a pipeline of novel drugs for treating blood-related cancers.”

Chroma is an Oxford, UK based private company led by a management team with extensive public biotechnology and large pharmaceutical company experience, including former executives of Celltech, British Biotech, AstraZeneca and Roche, and backed by leading specialist investors. Chroma is focused on harnessing chromatin biology and its novel cell accumulation (ESM) technology to develop new targeted therapies for cancer and inflammatory disorders.

“We believe that this is a collaboration that should enable the rapid progression of tosedostat toward seeking regulatory approval, given CTI’s development and commercialization capabilities and experience in the blood-related cancer space,” said Ian Nicholson, CEO of Chroma. “In working with clinicians in developing tosedostat we have clearly identified significant unmet medical needs where tosedostat could provide an important therapeutic advance for patients if approved.”

AML is a hematologic cancer that is an aggressive, fast-growing cancer that starts inside the bone marrow with the production of abnormal blood cells. The American Cancer Society estimates that 12,330 new cases of AML will be diagnosed and approximately 8,950 deaths from AML will occur in the U.S. in 2010. AML is generally a disease affecting older people with the average patient age at onset of approximately 67 years. There remain a substantial proportion of elderly patients who do not receive intensive chemotherapy due to their inability to tolerate such regimens, and other risk factors. Therefore, there is a significant unmet medical need in developing a well-tolerated and effective treatment for these patients.

Tosedostat is an orally dosed aminopeptidase inhibitor which blocks the M 1/17 family of aminopeptidases. Disrupting aminopeptidases deprives sensitive tumor cells of amino acids by blocking protein recycling resulting in tumor cell death. Tosedostat has been studied in Chroma’s phase I-II clinical trials both as a single agent and in combination with other chemotherapeutic agents. Such studies have demonstrated significant anti-tumor responses

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206

without the typical side effects of conventional, non-targeted cytotoxic therapies. Initial target indications include AML, MDS and multiple myeloma.

Conference Call Information

On Monday, March 14, 2011, at 8:30 a.m. Eastern time/1:30 p.m. Central European time/5:30 a.m. Pacific time, members of CTI’s and Chroma’s management teams will host a conference call to discuss the co-development and licensing agreement.

Conference Call Numbers

Monday, March 14, 2011 8:30 a.m. Eastern/1:30 p.m. Central European/5:30 a.m. Pacific Time

1-877-941-0843 (US Participants – Toll-Free)

1-480-629-9643 (US Participants)

800-149-038 (Italy Participants – Toll-Free)

39-06-45-210-8364 (Italy Participants)

0800 358 0857 (UK Participants – Toll-Free)

44-20-8515-2302 (UK Participants)

Call-back numbers for post-listening available at 11:30 a.m. Eastern Time:

1-800-406-7325 (US Participants)

1-303-590-3030 (International)

Passcode: 4423141#

Live audio webcast at www.celltherapeutics.com will be archived for post-call listening approximately two hours after call ends.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

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About Chroma Therapeutics

Chroma Therapeutics, based in Oxford (UK), is a drug discovery and development company focused in the fields of oncology and inflammatory disorders. Chroma is building a broad pipeline of first- or best-in-class treatments utilizing its expertise in chromatin biology and its

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206

novel intracellular accumulation technologies, which include the ability to selectively target drugs’ tomacrophages. Chroma is backed by a number of leading specialist investors, including Abingworth, Essex Woodlands, Gilde, Phase4 and The Wellcome Trust. More information about Chroma can be found at www.chromatherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties the outcome of which could materially and/or adversely affect actual future results and the market price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development and commercialization of tosestodat include risks associated with preclinical, clinical and sales and marketing developments in the biopharmaceutical industry in general and in particular, including, without limitation, the potential failure of tosedostat to prove safe and effective (including complete and overall response rates) for the treatment of blood related and other cancers as determined by the FDA and/or the EMA, that the FDA may not accept the proposed clinical trial design of tosedostat and/or may request additional clinical trials, that clinical trials may not demonstrate the safety and effectiveness of tosedostat, that the Company cannot predict or guarantee the pace or geography of enrollment of clinical trials of tosedostat, including whether or not the majority of the patients will be enrolled in the U.S., that the phase III pivotal trial for tosedostat for AML may not start during the fourth quarter of 2011, that the Company cannot predict or guarantee the outcome or results of clinical trials of tosedostat, that the Company cannot predict or guarantee whether the co-development and license agreement will strengthen the Company’s business, financial condition, operating results and prospects or the trading price of the Company’s securities, that the Company cannot predict or guarantee whether milestones will be achieved pursuant to the Agreement, the Company’s ability to continue to raise capital as needed to fund its operations and make milestone payments, as applicable, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling the Company’s products under development and co-development, and other economic, business, competitive, and/or regulatory factors affecting the Company’s business generally, including those set forth in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for its most recent fiscal year and its most recent Quarterly Report on Form 10-Q, especially in the “Factors Affecting Our Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and its Current Reports on Form 8-K. Except as may be required by law, the Company does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206

www.CellTherapeutics.com/investors

Medical Information Contact:

T: 800.715.0944

E: info@askarm.com

Chroma Therapeutics Ltd.:

Ian Nicholson, CEO

Richard Bungay, CFO

T: +44 (0) 1235 829120

Brunswick PR

Jon Coles

Justine McIlroy

T: +44 (0)20 7404 5959

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206